Exhibit 99.1

TRANSDIGM ACQUIRES BRUCE INDUSTRIES

CLEVELAND, August 10, 2007 /PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG) announced today that it has acquired certain assets from Bruce Industries, Inc. (“Bruce”), for approximately $35 million in cash. Bruce is located in Dayton, Nevada, and has been a supplier of proprietary, highly engineered components to the aerospace and defense industries for many years. Bruce has approximately 125 employees.

Bruce designs and manufacturers specialized fluorescent lighting used in the aircraft industry. The major commercial aircraft applications include the Boeing 737, 747, 757, 767, 777 family of commercial jets; Bombardier regional jets; Challenger business jets; a broad range of Gulfstream business jets; and the Airbus A320, and A330/A340 family of commercial jets. Major customers include: Boeing, Airbus, the commercial airlines, Gulfstream, Bombardier, Honeywell and C&D. Approximately 85% of Bruce’s sales are in the commercial aircraft industry with a significant portion of these to the aftermarket.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated stated, “Bruce has, over the last 35 years, developed a reputation as a premier supplier of highly engineered lighting solutions for the aircraft industry. The proprietary nature, established positions, and aftermarket content fit well with our overall business strategy.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/ electro-mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors, aircraft audio systems, specialized cockpit displays and specialized valving.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com